EXHIBIT 99

PRESS RELEASE

Scripps reports August revenue, statistics

For immediate release	(NYSE: SSP)
Sept. 12, 2006

CINCINNATI – The E. W. Scripps Company today reported August revenue and statistics for its Scripps Networks, newspaper and broadcast television divisions.

At Scripps Networks revenue was up 17 percent to $80.7 million in August compared with the same month a year ago.

August advertising revenue at Scripps Networks was up 15 percent and affiliate fee revenue increased 10 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC). Based on advance advertising sales, the company anticipates September advertising revenue for Scripps Networks will be up about 15 percent.

HGTV and Food Network can each be seen in about 91 million U.S. television households. DIY Network reaches about 39 million households and Fine Living can be seen in about 40 million households. GAC reached 44 million U.S. households in August.

At newspapers managed solely by the company, total revenue was $54.4 million, up slightly from the same period a year ago. Newspaper advertising revenue increased 1.3 percent during August.

Broken down by category, newspaper advertising revenue during the month was:

•	Local, up 1.0 percent to $11.6 million.

•	Classified, down 0.5 percent to $17.5 million.

•	National, down 19 percent to $2.7 million.

•	Preprint, online and other, up 10.7 percent to $11.9 million.

At the company’s broadcast television stations, August revenue was up 14 percent to $26.8 million. Broken down by category, broadcast television revenue was:

•	Local, down slightly to $14.9 million.

•	National, up 1.0 percent to $7.6 million.

•	Political, $3.3 million compared with $200,000 in the year-ago period.

For competitive reasons, Scripps does not report monthly revenue and statistics for its interactive media division, which includes online search and price comparison services Shopzilla and uSwitch. The company reports revenue from the interactive media division on a quarterly basis.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: August	The E.W. Scripps Company
Report date: September 12, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	August			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$62.4	$54.3	15.0%	$544.4	$467.2	16.5%
Affiliate fees, net	16.0	14.5	10.2%	130.3	110.1	18.4%
Other	2.3	0.5		11.7	5.0

Scripps Networks	$80.7	$69.3	16.5%	$686.5	$582.3	17.9%

Subscribers (1)
HGTV				91.1	88.8	2.6%
Food Network				90.8	87.7	3.5%
Great American Country				44.2	39.0	13.3%

NEWSPAPERS (2)
Operating Revenues
Local	$11.6	$11.4	1.0%	$104.3	$103.1	1.2%
Classified	17.5	17.6	(0.5)%	158.3	148.5	6.6%
National	2.7	3.3	(18.9)%	24.8	27.0	(7.9)%
Preprints, online and other	11.9	10.8	10.7%	96.9	86.9	11.5%

Newspaper advertising	43.7	43.2	1.3%	384.2	365.4	5.2%
Circulation	9.6	9.8	(2.1)%	82.4	84.6	(2.5)%
Other	1.1	1.2	(8.6)%	10.3	10.2	1.4%

Newspapers managed solely by us	$54.4	$54.1	0.4%	$477.0	$460.2	3.7%

Ad inches (excluding JOAs) (in thousands)
Local	394	405	(2.7)%	3,494	3,554	(1.7)%
Classified	746	706	5.6%	6,462	5,916	9.2%
National	69	85	(19.1)%	645	740	(12.9)%

Full run ROP	1,208	1,196	1.0%	10,600	10,210	3.8%

BROADCAST TELEVISION
Operating Revenues
Local	$14.9	$15.0	(0.2)%	$136.3	$125.9	8.3%
National	7.6	7.5	1.0%	67.7	64.3	5.3%
Political	3.3	0.2		8.7	1.3
Other	1.0	0.8	25.6%	7.2	8.9	(18.8)%

Broadcast Television	$26.8	$23.5	14.1%	$220.0	$200.4	9.8%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: August	The E.W. Scripps Company
Report date: September 12, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	July and August
	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$124.4	$105.6	17.8%
Affiliate fees, net	32.8	28.5	15.2%
Other	5.4	1.2

Scripps Networks	$162.6	$135.3	20.2%

Subscribers (1)
HGTV	91.1	88.8	2.6%
Food Network	90.8	87.7	3.5%
Great American Country	44.2	39.0	13.3%

NEWSPAPERS (2)
Operating Revenues
Local	$22.9	$22.9	(0.3)%
Classified	36.9	36.8	0.4%
National	5.5	6.7	(18.3)%
Preprints, online and other	24.0	21.8	9.9%

Newspaper advertising	89.2	88.2	1.1%
Circulation	19.7	20.3	(3.2)%
Other	2.0	2.1	(7.1)%

Newspapers managed solely by us	$110.9	$110.7	0.2%

Ad inches (excluding JOAs) (in thousands)
Local	794	804	(1.3)%
Classified	1,557	1,473	5.7%
National	136	177	(23.3)%

Full run ROP	2,487	2,454	1.3%

BROADCAST TELEVISION
Operating Revenues
Local	$28.8	$28.3	1.9%
National	14.2	14.3	(0.7)%
Political	5.0	0.8
Other	1.8	1.6	10.2%

Broadcast Television	$49.7	$44.9	10.7%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.